EXHIBIT 99.1

Washington Banking Company Earns $1.6 Million in First Quarter for Common Shareholders;

Balance Sheet Strength Facilitates City Bank Acquisition

OAK HARBOR, WA – April 22, 2010 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported that its strong capital ratios, stable credit quality and healthy core deposit growth contributed to another profitable quarter.  Washington Banking earned $2.0 million in the first quarter of 2010, compared to $1.7 million in the preceding quarter and $1.6 million for the first quarter a year ago.  Net income available to common shareholders totaled $1.6 million, or $0.10 per diluted share in the first quarter, compared to $1.3 million, or $0.11 per diluted common share, in the preceding quarter, and $1.2 million, or $0.13 per diluted common share, in the first quarter a year ago, when there were fewer shares outstanding.

“The highlight of the year so far is the successful bid for the FDIC-assisted acquisition of City Bank of Lynnwood, which we announced last Friday,” said Jack Wagner, President and Chief Executive Officer.  “The FDIC excluded approximately $328 million in brokered deposits, $180 million in other real estate owned and $132 million of non-performing loans from the bidding process, which was instrumental in reducing the risk and allowing us to proceed with this transaction.  The successful campaign that raised a net $49 million in new capital last November laid the groundwork for this acquisition, which is expected to be accretive to earnings almost immediately.”

With the completion of this transaction, Washington Banking now has, on a pro forma basis and before any fair value adjustments, $1.7 billion in assets, $1.5 billion in deposits, and $1.3 billion in loans.  As part of its competitive bid, Washington Banking agreed to assume all non-brokered deposits and 56% of the assets of City Bank.  The accepted bid included a 1% deposit premium on non-brokered deposits, a first loss tranche of 2% and a negative bid of $49.7 million on net assets acquired.

“The 8-branch network of City Bank is an excellent extension of our 18-branch Northwest footprint and brings a strong customer base, with some really good assets.  We believe the terms of this transaction will allow us to integrate the City franchise into our own, while bringing our hallmark strength and service to the customers,” Wagner continued.  “Prior to Friday we had only two branches in Snohomish County, and now with six more branches in Snohomish and two in north King County, we are well positioned along the I-5 corridor between Seattle and the Canadian border.”

“We also are excited to welcome the skilled banking professionals that have served in the City branch network for many years.  We anticipate that the transition for customers will be seamless and straightforward,” Wagner added.

Conference Call Information

Management will host a conference call on Friday, April 23 at 10:00 a.m. PDT (1:00 p.m. EDT) to discuss the quarterly financial results and the acquisition.  The call will also be broadcast live via the internet.  Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (480) 629-9722 at 10:00 a.m. PDT for conference ID #4276650.  To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com.  Shortly after the call concludes, the replay will also be available at (303) 590-3030, using access code #4276650, where it will be archived for ninety days.

WBCO – 1Q10 Profits

April 22, 2010

First Quarter 2010 Financial Highlights (March 31, 2010 compared to March 31, 2009)

•         Capital ratios continue to exceed the regulatory requirements for well-capitalized institutions, with Total Risk Based Capital to risk-adjusted assets of 21.59% compared to 16.19%.  To be considered well-capitalized, a bank must have over 10% Total Risk-based Capital.

•         Tangible common equity to tangible assets stood at 12.94% compared to 9.03%.

•         Asset quality remains better than average for the region and the nation with nonperforming assets to total assets at 0.83%, down from 1.12%.

•         Deposits increased 11% to $846 million with noninterest-bearing demand deposits up 14% year-over-year, representing 13% of total deposits.

•         Low cost money market, savings and NOW accounts increased 28% to $397 million.

•         Total loans were $822 million, down slightly from $829 million, and increased $7.8 million from year end ‘09.

•         The provision for loan losses was $2.2 million in the first quarter, down from the $2.5 million provision of a year ago.

•         Loan loss reserves increased to 2.0% of total loans up from 1.61% a year ago.

•         Pretax pre-provision income climbed slightly to $4.9 million compared to $4.8 million.

•         Tangible book value per common share increased to $8.85 compared to $8.71.

Credit Quality

“Our loan portfolio continues to outperform that of our peers in the region and nationally, however further deterioration is possible in our asset quality metrics, and we did acquire a portion of the nonperforming assets of City Bank,” said Joe Niemer, Chief Credit Officer.  “We continued to build reserves in the first quarter, which reflects our concern for the overall economy.  Our provision for loan losses of $2.2 million exceeded net charge-offs of $1.9 million. The reserve for loan losses remained at 2.00% of total loans and was 446% of nonperforming loans at the end of March.”

Nonperforming loans totaled $3.7 million compared to $3.4 million at the end of December and $8.5 million a year ago.  Other real estate owned (OREO) totaled $4.9 million, up from $4.6 million at the end of the preceding quarter and up from $1.8 million a year ago.  Nonperforming assets totaled $8.6 million, or 0.83% of total assets at quarter end, compared to $7.9 million, or 0.76% of total assets at the end of 2009, and $10.3 million, or 1.12% of total assets, a year ago.  Nonperforming assets consist of nonaccrual loans, accruing loans 90 days or more past due, restructured loans and OREO.

Net charge-offs in the first quarter were unchanged from the preceding quarter at $1.9 million, or 94 basis points of average loans on an annualized basis, compared to $1.4 million, or 68 basis points of average loans for the first quarter a year ago.  Net charge-offs in the indirect lending portfolio were down to $406,000 in the first quarter, compared to $635,000 in the preceding quarter, and $649,000 in the first quarter a year ago.

Balance Sheet

Total assets increased 14% to $1.05 billion at March 31, 2010, compared to $918.7 million a year ago.  Total loans increased slightly to $822 million from $814 million at the end of December, but down from $829 million a year ago.  The portfolio is well diversified with commercial and industrial loans making up 16% of total loans and residential mortgages accounting for 6% of the portfolio.  Owner-occupied commercial real estate loans represent 20% of the portfolio and non-owner occupied commercial real estate account for 22% of loans.  Indirect consumer loans, mostly made through local automobile dealers, account for 12% of the portfolio and other consumer loans account for 11%.  Construction and land development loans for residential properties represent 9% of loans and commercial construction and land development loans represent 4% of the portfolio.

WBCO – 1Q10 Profits

April 22, 2010

Total deposits were basically unchanged in the quarter and increased 11% year-over-year to $846 million at March 31, 2010, compared to $847 million at the end of December and $763 million a year ago.  Noninterest-bearing demand deposits increased 14% year-over-year, now representing 13% of total deposits.  Year-over-year, money market accounts increased 43% and now comprise 24% of total deposits.  Time deposits decreased 4% in the quarter to $336 million and accounted for 40% of total deposits.  Core deposits, excluding brokered CDs and time deposits over $100,000 represent 83% of all deposits, up from 78% a year ago.  “Outside of the CDARS (Certificate of Deposit Account Registry Service) program, which provides additional sources of insurance for local customers, we have minimal deposits from brokered sources,” said Shields.  “Because we only take CDARS from customers in our existing footprint, we consider them as part of our core deposit base.”

Shareholders’ equity increased 50% to $161 million compared to $108 million a year ago.  The increase in shareholders’ equity is primarily due to the $49.0 million secondary common stock offering completed in November 2009.  Included in shareholders’ equity is the $26.4 million from the preferred shares issued to the U.S. Treasury in January of 2009.  As a result of the equity offering in November 2009, one half of the warrants issued with the preferred shares were cancelled.  Retained earnings increased 11% to $52.4 million, bringing tangible common shareholder equity to $8.85 per share at March 31, 2010, compared to $8.71 per share a year ago.

Operating Results

Revenue for the first quarter of 2010 was $12.9 million, compared to $12.7 million in the preceding quarter and $11.5 million a year ago.  Net interest income, before the provision for loan losses, increased 2% to $11.0 million in the first quarter from the linked quarter of $10.8 million, and grew 18% from $9.3 million a year ago.

Noninterest income totaled $1.7 million in the first quarter, flat with the preceding quarter but down 13% from $2.0 million a year ago, reflecting lower income from the sale of loans, reduced commission income from investment products, and lower service charges and fees on deposit accounts.

Washington Banking’s net interest margin was 4.66% in the first quarter, a decrease of just 3 basis points from the preceding quarter, and up 15 basis points from the year ago quarter.  “Our cost of funds has benefitted from lower interest rates over the past few quarters and almost all of our higher-cost certificates of deposit have now repriced,” said Shields.

First quarter noninterest expense increased 2% in the quarter and 19% year-over-year primarily related to increased employee expense, data processing and the higher FDIC premiums.  Cost associated with OREO management declined in the first quarter to $193,000 from $549,000 in the prior quarter and $238,000 a year ago.  Operating expenses were $7.8 million in the first quarter compared to $7.6 million in the preceding quarter and $6.5 million in the first quarter of 2009.

The efficiency ratio during the first quarter of 2010 was 60.12% compared to 59.90% reported in the linked quarter, and 57.07% in the like quarter a year ago.  Return on average assets was 0.78% in the quarter, compared to 0.71% in the like quarter a year earlier.  Return on equity, which was impacted by the additional equity capital raised in November 2009, was 4.77%, compared to 6.10% in the first quarter a year ago.

Annual Meeting

Shareholders, customers, employees and interested investors are cordially invited to attend the Washington Banking Company Annual Shareholders Meeting to be held on Thursday, May 13, 2010 at 3:00 p.m.  The meeting will be held at the Best Western Harbor Plaza, located at 33175 State Route 20, Oak Harbor, Washington.

WBCO – 1Q10 Profits

April 22, 2010

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank.  Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs.  Whidbey Island Bank operates 26 full-service branches located in six counties in Northwestern Washington.  In June 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index.  Both indices are widely used by professional money managers as benchmarks for investment strategies.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties.  These forward-looking statements describe management's expectations regarding future events and developments such as the transition of City Bank operations, employees and customers,  future operating results, BOLI contributions to revenue, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, and continued success of the Company’s business plan.  Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.  The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements.  Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially.  In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others:  (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the inability to retain City Bank customers or employees and expenses associated with the integration of acquired City Bank operations.  Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made.  Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

WBCO – 1Q10 Profits

April 22, 2010

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	March 31,	December 31,	Month	March 31,	Year
	2010	2009	Change	2009	Change
Assets
Cash and Due from Banks	$ 15,040	$ 14,950	1%	$ 16,990	-11%
Interest-Bearing Deposits with Banks	64,203	86,891	-26%	303	21101%
Fed Funds Sold	-	-	100%	7,675	-100%
Total Cash and Cash Equivalents	79,243	101,841	-22%	24,969	217%
Investment Securities Available for Sale	96,217	80,833	19%	20,481	370%
FHLB Stock	2,430	2,430	0%	2,430	0%
Loans Held for Sale	3,297	3,232	2%	2,665	24%
Loans Receivable	821,617	813,852	1%	829,142	-1%
Less: Allowance for Loan Losses	(16,464)	(16,212)	2%	(13,323)	24%
Loans, Net	805,153	797,640	1%	815,819	-1%
Premises and Equipment, Net	25,672	25,495	1%	25,365	1%
Bank Owned Life Insurance	17,058	16,976	0%	16,916	1%
Other Real Estate Owned	4,937	4,549	9%	1,799	174%
Other Assets	12,648	12,875	-2%	8,227	54%
Total Assets	$ 1,046,655	$ 1,045,871	0%	$ 918,671	14%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$ 112,338	$ 104,070	8%	$ 98,563	14%
NOW Accounts	140,794	141,121	0%	124,736	13%
Money Market	202,665	202,144	0%	142,176	43%
Savings	53,364	49,003	9%	43,024	24%
Time Deposits	336,479	350,333	-4%	354,490	-5%
Total Deposits	845,640	846,671	0%	762,989	11%
FHLB Overnight Borrowings	-	-	100%	-	100%
Other Borrowed Funds	10,000	10,000	0%	20,000	-50%
Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	4,049	3,905	4%	2,187	85%
Total Liabilities	885,463	886,350	0%	810,950	9%
Shareholders' Equity:
Preferred Stock, no par value, 26,380 shares authorized
Series A (Liquidation preference $1,000 per shares); issued
and outstanding: 26,380 at 3/31/10, 12/31/2009, and 3/31/09.	25,065	24,995	3%	24,744	4%
Common Stock (no par value) authorized 35,000,000; shares
issued and outstanding 15,303,124 at 3/31/10,
15,297,801 at 12/31/09, and 9,529,322 at 3/31/09	83,174	83,094	0%	35,552	134%
Retained Earnings	52,397	51,183	1%	47,162	10%
Other Comprehensive Income	556	249	124%	263	112%
Total Shareholders' Equity	161,192	159,521	1%	107,721	50%
Total Liabilities and Shareholders' Equity	$ 1,046,655	$ 1,045,871	0%	$ 918,671	14%

WBCO – 1Q10 Profits

April 22, 2010

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	March 31,	December 31,	Month	March 31,	Year
	2010	2009	Change	2009	Change
Interest Income
Loans	$ 13,085	$ 13,345	-2%	$ 13,000	1%
Taxable Investment Securities	413	275	50%	136	204%
Tax Exempt Securities	158	176	-10%	67	136%
Other	36	25	44%	2	1700%
Total Interest Income	13,692	13,821	-1%	13,205	4%

Interest Expense
Deposits	2,503	2,813	-11%	3,519	-29%
Other Borrowings	91	93	-2%	133	-31%
Junior Subordinated Debentures	117	122	-4%	224	-48%
Total Interest Expense	2,711	3,028	-10%	3,876	-30%

Net Interest Income	10,981	10,793	2%	9,329	18%
Provision for Loan Losses	2,150	2,250	-4%	2,450	-12%
Net Interest Income after Provision for Loan Losses	8,831	8,543	3%	6,879	28%

Noninterest Income
Service Charges and Fees	735	806	-9%	858	-14%
Electronic Banking Income	367	363	1%	310	18%
Investment Products	50	164	-69%	170	-71%
Bank Owned Life Insurance Income	82	(158)	-152%	94	-13%
Income from the Sale of Loans	141	157	-10%	270	-48%
SBA Premium Income	46	98	-53%	18	156%
Other Income	322	307	5%	283	14%
Total Noninterest Income	1,743	1,737	0%	2,003	-13%

Noninterest Expense
Compensation and Employee Benefits	4,329	3,875	12%	3,424	26%
Occupancy and Equipment	1,027	1,041	-1%	1,033	-1%
Office Supplies and Printing	210	223	-6%	171	23%
Data Processing	211	137	54%	131	61%
FDIC Premiums	252	268	-6%	147	71%
OREO & Repossession Expenses	193	549	-65%	238	-19%
Consulting and Professional Fees	268	246	9%	256	5%
Other	1,285	1,284	0%	1,146	12%
Total Noninterest Expense	7,775	7,623	2%	6,546	19%

Income Before Income Taxes	2,799	2,657	5%	2,336	20%
Provision for Income Taxes	804	921	-13%	762	6%
Net Income Before Preferred Dividends	1,995	1,736	15%	1,574	27%
Preferred Dividends	414	414	0%	359	15%
Net Income available to common shareholders	$ 1,581	$ 1,322	20%	$ 1,215	30%
Earnings per Common Share
Net Income per Common Share, Basic	$ 0.10	$ 0.12	-8%	$ 0.13	-15%

Net Income per Common Share, Diluted	$ 0.10	$ 0.11	0%	$ 0.13	-15%

Average Number of Common Shares Outstanding	15,297,000	11,481,000		9,507,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,430,000	11,672,000		9,527,000

WBCO – 1Q10 Profits

April 22, 2010

FINANCIAL STATISTICS (unaudited)	Quarter Ended		Quarter Ended	Quarter Ended
($ in thousands, except per share data)	March 31,		December 31,	March 31,
	2010		2009	2009
Revenues (1) (2)	$ 12,932		$ 12,724	$ 11,473

Averages
Total Assets	$ 1,031,197		$ 983,955	$ 904,437
Loans and Loans Held for Sale	820,578		816,218	825,694
Interest Earning Assets	973,250		929,287	851,100
Deposits	833,314		818,880	750,807
Common Shareholders' Equity	$ 134,333		$ 102,037	$ 80,897

Financial Ratios
Return on Average Assets, Annualized	0.78%		0.70%	0.71%
Return on Average Common Equity, Annualized (3)	4.77%		5.16%	6.10%
Efficiency Ratio (2)	60.12%		59.90%	57.07%
Yield on Earning Assets (2)	5.79%		5.99%	6.36%
Cost of Interest Bearing Liabilities	1.44%		1.61%	2.23%
Net Interest Spread	4.35%		4.38%	4.13%
Net Interest Margin (2)	4.66%		4.69%	4.51%

Tangible Book Value Per Common Share	$ 8.85		$ 8.79	$ 8.71
Tangible Common Equity	12.94%		12.86%	9.03%

	March 31,		December 31,	March 31,	Regulatory Requirements
	2010		2009	2009	Adequately- capitalized	Well- capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated	21.59%	(4)	22.15%	16.19%	8.00%	N/A
Tier 1 Risk-Based Capital Ratio - Consolidated	20.35%	(4)	20.89%	14.94%	4.00%	N/A
Tier 1 Leverage Ratio - Consolidated	18.08%	(4)	18.73%	14.66%	4.00%	N/A
Total Risk-Based Capital Ratio - Whidbey Island Bank	21.39%	(4)	21.55%	16.01%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank	20.13%	(4)	20.29%	14.76%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank	17.55%	(4)	18.17%	14.48%	4.00%	5.00%

(1) Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.
(2) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.
(3) Return on average common equity adjusted for preferred stock dividends
(4) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO – 1Q10 Profits

April 22, 2010

ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended
($ in thousands, except per share data)	March 31,	December 31,	March 31,
	2010	2009	2009
Allowance for Loan Losses Activity:
Balance at Beginning of Period	$ 16,212	$ 15,882	$ 12,250
Indirect Loans:
Charge-offs	(406)	(635)	(649)
Recoveries	218	182	204
Indirect Net Charge-offs	(188)	(453)	(445)

Other Loans:
Charge-offs	(1,914)	(1,674)	(1,132)
Recoveries	204	207	200
Other Net Charge-offs	(1,710)	(1,467)	(932)

Total Net Charge-offs	(1,898)	(1,920)	(1,377)
Provision for Loan Losses	2,150	2,250	2,450
Balance at End of Period	$ 16,464	$ 16,212	$ 13,323

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-Offs, to Avg Indirect Loans, Annualized (1)	0.77%	1.71%	1.68%
Other Loans Net Charge-Offs, to Avg Other Loans, Annualized (1)	0.97%	0.82%	0.53%
Net Charge-offs to Average Total Loans (1)	0.94%	0.94%	0.68%
	March 31,	December 31,	March 31,
	2010	2009	2009
Nonperforming Assets
Nonperforming Loans (2)	$ 3,692	$ 3,395	$ 8,474
Other Real Estate Owned	$ 4,937	4,549	1,799
Total Nonperforming Assets	$ 8,629	$ 7,944	$ 10,273
Nonperforming Loans to Loans (1)	0.45%	0.42%	1.02%
Nonperforming Assets to Assets	0.83%	0.76%	1.12%
Allowance for Loan Losses to Nonperforming Loans	445.92%	477.51%	157.22%
Allowance for Loan Losses to Loans	2.00%	1.99%	1.61%

Loan Composition
Commercial	$ 132,569	$ 93,295	$ 98,503
Real Estate Mortgages
One-to-Four Family Residential	51,605	53,313	61,946
Commercial	345,925	360,745	334,236
Real Estate Construction
One-to-Four Family Residential	71,665	76,046	93,587
Commercial	34,459	34,231	44,206
Consumer
Indirect	96,569	100,697	106,139
Direct	86,432	93,051	87,877
Deferred Fees	2,393	2,474	2,648
Total Loans	$ 821,617	$ 813,852	$ 829,142
Time Deposit Composition
Time Deposits $100,000 and more	144,768	151,018	162,698
All other time deposits	169,146	170,399	172,188
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	22,565	21,416	12,104
Non-CDARS	-	7,500	7,500
Total Time Deposits	$ 336,479	$ 350,333	$ 354,490

(1) Excludes Loans Held for Sale.
(2) Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.